Exhibit 5.1

Sherman & Howard L.L.C.

ATTORNEYS & COUNSELORS AT LAW

633 SEVENTEENTH STREET, SUITE 3000

DENVER, COLORADO 80202

TELEPHONE: (303)297-2900

FAX: (303)298-0940

OFFICES IN: COLORADO SPRINGS · STEAMBOAT SPRINGS · VAIL

PHOENIX · RENO · LAS VEGAS · ST. LOUIS

March 19, 2012

CoBiz Financial Inc.

821 17th Street

Denver, CO  80202

Ladies and Gentlemen,

As counsel to CoBiz Financial Inc., a Colorado corporation (the “Company”), we delivered to you an opinion letter dated March 23, 2010 in connection the Company’s registration statement on Form S-3 (File No. 333-165628) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 23, 2010, relating to the sale by the Company from time to time of an indeterminate amount of (1) debt securities, (2) shares of preferred stock, par value $0.01 per share, (3) shares of common stock, par value $0.01 per share (“Common Stock”), (4) depositary shares representing interests in Preferred Stock, (5) warrants to purchase Common Stock, preferred stock or debt securities and/or (6) rights to purchase Common Stock, or any combination thereof, with an initial aggregate public offering price of up to $100,000,000.  This opinion letter relates to the offer and sale of up to 2,100,000 shares of Common Stock by the Company (the “Offered Shares”) under the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and proceedings as we have deemed appropriate to render the opinions set forth below.  We have also examined (a) records of the proceedings taken by the Company to authorize the issuance and sale of the Offered Shares, (b) a copy of the Registration Statement and a copy of the Prospectus dated March 23, 2010 included in the Registration Statement (the “Prospectus”), and (c) a copy of the Prospectus Supplement to the Prospectus, dated March 19, 2012 (the “Prospectus Supplement”).  For purposes of our examination, we have assumed and have not independently verified the legal capacity of all natural persons, the genuineness of all signatures, the conformity to originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of such copies.  As to facts material to our opinions, we have relied, without independent verification, upon certificates, documents, statements and other information of the Company or representatives or officers thereof.

We express no opinion as to the laws of any jurisdiction other than the United States of America and the State of Colorado, and also express no opinion with respect to the blue sky securities laws of any state, including Colorado.

Based upon the foregoing and subject to the additional qualifications and assumptions set forth below, we are of the opinion that the issuance of the Offered Shares has been duly authorized and, following the issuance and delivery of the Offered Shares against payment of consideration therefor in accordance with the terms of the Prospectus and the Prospectus Supplement, the Offered Shares will be validly issued, fully paid and nonassessable.

We hereby consent to being named as counsel to the Company in the Registration Statement and to the references therein to our firm under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ SHERMAN & HOWARD L.L.C.